UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

THE EMPIRE DISTRICT ELECTRIC COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by The Empire District Electric Company

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: The Empire District Electric Company

Commission File No.: 1-3368

On February 10, 2016, the following communication was sent to the Business & Community Development team of The Empire District Electric Company:

On February 9, 2016 we announced an agreement and Plan of Merger under which Empire will merge with Liberty Utilities Central, a subsidiary of Liberty Utilities Co., the US subsidiary of Algonquin Power & Utilities Corporation.

The proposed merger marks a significant evolution of our organization.  When combined with other regulated Liberty Utilities, we will be part of a utility that serves nearly 800,000 customers.  These customers lie in a diverse geographic territory stretching from California to New Hampshire.  Joplin and Empire will serve as the geographic headquarters for Liberty Utilities Central and will be directly responsible for approximately 320,000 customers in the middle part of the U.S.

We expect the coming year to be an exciting one as we seek the necessary regulatory approvals, work with regulators and other stakeholders to communicate the merits of the merger between Liberty and Empire.

Press Release Highlights:

•                  Empire shareholders to receive US$34.00 per common share in cash, representing a 21% premium to the closing share price on February 8, 2016

•                  Aggregate purchase price of C$3.4 billion (US$2.4 billion), including assumed debt, represents a 1.49x(1) multiple of Empire’s projected rate base and a 9.2x(2) multiple of Empire’s 2017 EBITDA

•                  Empire has an experienced management team committed to providing customers with safe, reliable, cost effective utility services

•                  Empire will maintain its headquarters in Joplin after the acquisition

•                  APUC expects to retain all existing Empire employees and the Empire management team will lead Liberty Utilities’ Central US Region

•                  Empire’s customer rates unaffected by the acquisition

Commitment to Empire’s Communities, Customers and Employees

Following the close of the Transaction, Empire will continue to be regulated by the State Commissions, the FCC and the FERC and will continue to operate under the Empire name. The transaction will not affect Empire’s customers or their rates paid for service. APUC intends to maintain the existing Empire operating and management structure within its Liberty Utilities umbrella.  No changes to management or employee staffing at Empire are expected as a result of the Transaction, and Empire will maintain its existing headquarters location in Joplin, Missouri.  Following closing of the Transaction, APUC expects to consolidate existing Liberty Utilities operations in the region under the Empire senior

(1)  Excludes the value of the small non-regulated Fiber optics business

(2)  Based on APUC management internal estimate of Empire 2017 EBITDA leadership.  In addition, Liberty Utilities has pledged that Empire will maintain its historic levels of community involvement and charitable contributions and support in its existing service territories.

Additional Information and Where to Find It

The proposed transaction will be submitted to shareholders of Empire for their consideration.  In connection with the transaction, Empire will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for the proxy statement or any other document that Empire may send to its shareholders in connection with the proposed transaction. EMPIRE SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED TRANSACTION WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED, WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EMPIRE AND THE TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website at www.sec.gov, at Empire’s website at www.empiredistrict.com or by sending a written request to Corporate Secretary, The Empire District Electric Company, 602 S. Joplin Avenue, Joplin, Missouri 64801.

Participants in the Solicitation

Empire and its directors and executive officers are deemed to be participants in any solicitation of Empire shareholders in connection with the proposed transaction. Information about Empire’s directors and executive officers is available in Empire’s definitive proxy statement, filed on March 18, 2015, in connection with its 2015 annual meeting of shareholders, and in Empire’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.